Exhibit 99.1

APTEVO THERAPEUTICS REPORTS 2023 FINANCIAL RESULTS AND

PROVIDES A BUSINESS UPDATE

Announces 1H24 Plan for Development of Lead Candidate APVO436 for the Treatment of Frontline Acute Myeloid Leukemia, Interim Results Expected Late 2H24

ALG.APV-527 Phase 1 Trial for the Treatment of Multiple Solid Tumors Continues Enrollment, Interim Results Expected 1H24

SEATTLE, WA – March 5, 2024 – Aptevo Therapeutics Inc. (Nasdaq: APVO), a clinical-stage biotechnology company focused on developing novel immune-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today reported financial results for the year ended December 31, 2023 and provided a business update.

Business Update

APVO436

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APVO436, Aptevo’s CD3 x CD123 bispecific, is currently in clinical development for the treatment of acute myeloid leukemia (AML), of which there are approximately 20,000 new diagnoses and 11,000 deaths annually
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In 2023, the Company concluded a multi-center, multi-cohort dose expansion study. Trial results showed a 91% clinical benefit rate in combination with venetoclax + azacitidine in venetoclax naïve patients, a less than 30% incidence of CRS across all trial cohorts (the majority were grades 1 &2) and meaningful duration of remission, including three patients who transitioned to transplant after receiving therapy. Transplant is the best possible outcome for AML patients
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Upon review of this data and in consultation with the FDA, Aptevo intends to initiate an open- label Phase 1b/2 trial in 1H24 to further evaluate APVO436 in combination with the current standard of care, venetoclax + azacitidine, in frontline, venetoclax naïve AML patients
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The first part of the trial consists of a Phase 1b dose optimization study that will explore multiple doses of APVO436 in combination with venetoclax + azacitidine and is expected to add to the existing body of clinical data supporting further development of APVO436 in AML
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The Company plans to report interim data in late 2H24

“We are excited about our results and have compiled a significant body of data around APVO436 based on the trials we have completed to date. For example, we know it is safe, well tolerated, clinically active and shows a favorable duration of remission. For the next step in our APVO436 clinical program, we will target frontline AML patients who are venetoclax treatment naïve. Other populations that may benefit from APVO436, and therefore could be the focus of future clinical trials, include patients with relapsed/refractory AML and patients with myelodysplastic syndrome, both populations having been explored in earlier phases of APVO436 development. For the upcoming frontline trial, we know that the right combination is APVO436 + venetoclax + azacitidine and we have a targeted dose range. This upcoming Phase 1b/2 trial will allow us to further optimize and de-risk the regimen as it progresses to later stage development,” said Marvin White, President and Chief Executive Officer at Aptevo. “We look forward to reporting early clinical results later in the year.”

ALG.APV-527

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ALG.APV-527 is a 5T4 x 4-1BB bispecific currently being evaluated in a multi-cohort, multi-center Phase 1 dose escalation trial initiated in 2023 for multiple solid tumor types representing large patient populations with significant unmet medical needs
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The goal of the dose escalation trial is to evaluate safety and tolerability, and to evaluate the compound for signs of clinical activity
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ALG.APV-527 is designed to overcome the safety issues of other 4-1BB agonists by 5T4-dependent immune activation. In cytokine release assays performed as part of IND-enabling studies, the Company found no evidence of increased cytokine release, that can lead to potentially serious side effects, in vitro using human peripheral blood mononuclear cells or whole blood
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The Company believes ALG.APV-527 has the potential to be clinically important because 4-1BB can stimulate the immune cells (tumor-specific T cells and NK cells) involved in tumor control
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Aptevo expects to provide an interim data readout in 1H24

“We are pleased with the progress of the ALG.APV-527 Phase 1 clinical program. We believe this drug has the potential to impact patients in large patient populations that are significantly underserved by available treatment options,” said Dirk Huebner, MD, Chief Medical Officer at Aptevo. “We look forward to reporting initial data in 1H24.”

2023 Summary Financial Results

Cash Position: Aptevo had cash and cash equivalents as of December 31, 2023, totaling $16.9 million.

Royalty Revenue: Royalty revenue for the period covered by this report reflects revenue recorded only in the first quarter of 2022 due to our Amendment to Royalty Purchase Agreement with HCR. As a result of the amendment, we ceased reporting as royalty revenue, royalties paid by Pfizer to HCR related to Pfizer’s sales of RUXIENCE® (rituximab-pvvr). The last quarter for which we reported this royalty revenue was Q1 2022. The Amendment had the effect of eliminating the requirement to report all future Pfizer non-cash royalty revenue and extinguishing the liability that we recorded upon the initial sale of the royalties to HCR. RUXIENCE is a registered trademark of Pfizer.

Research and Development Expenses: Research and development expenses decreased by $0.8 million, from $17.9 million for the year ended December 31, 2022 to $17.1 million for the year ended December 31, 2023. The decrease was primarily due to lower spending on the APVO436 trial costs as we concluded our Phase 1b expansion study. The decrease was partially offset by higher spending on the ALG.APV-527 trial costs as 2023 consisted of a full year of CRO and patient visit costs compared to start-up activities in 2022.

General and Administrative Expenses: General and administrative expenses decreased by $2.1 million, from $13.9 million for the year ended December 31, 2022 to $11.8 million for the year ended December 31, 2023. The decrease is primarily due to lower employee and consulting costs.

Other Income (Expense) Net:

Other Income (Expense) from Continuing Operations, Net consists of other income, net of $0.6 million for the year ended December 31, 2023 and other expense, net of $4.0 million for the year ended December 31, 2022. The change was primarily due to higher interest income from our money market funds and lower interest expense due to the principal paydown of our debt and full repayment of the outstanding balance in the first quarter of 2023. Additionally, we no longer record non-cash interest expense due to the amendment of our royalty purchase agreement with HCR in the second quarter of 2022, which eliminated the liability related to the sale of royalties and the related non-cash interest expense.

Gain Related to Sale of Non-Financial Asset consists of a $9.7 million gain recorded in Q1 2023 related to the sale of all of the deferred payments and a portion of the milestone payments from Medexus to XOMA.

Gain on extinguishment of liability related to sale of royalties covered by this report reflects a gain of $37.2 million recorded in 2022 due to our amended royalty Purchase agreement with HCR.

Milestone income related to sale of royalties related to Pfizer's net sales of RUXIENCE in fiscal year 2022 prior to amendment of our royalty purchase agreement in Q2 2022. We did not record such income in 2023.

Discontinued Operations: Income from discontinued operations was $1.2 million for the year ended December 31, 2023, consisting of $0.5 million in deferred payments from Medexus related to IXINITY sales and $0.2 million related to funds released from escrow from the sale of Aptevo BioTherapeutics in 2020. Additionally, we received $0.6 million related to the sale of hyperimmune business to Saol (later acquired by Kamada, Ltd.) as a result of the collection of certain accounts receivable. As a result of our Purchase Agreement with XOMA (US) LLC in March 2023, we no longer receive deferred payments from Medexus. We are still entitled to receive a percentage of future milestones based on Medexus’ achievement of certain IXINITY net sales and regulatory approvals. Income from discontinued operations was $1.0 million for the year ended December 31, 2022, which related to collection of deferred payments from Medexus related to IXINITY sales.

Net Income (Loss): Aptevo had a net loss of $17.4 million or $1.42 per share for the year ended December 31, 2023, compared to a net income of $8.0 million or $1.57 per share for the corresponding period in 2022.

Aptevo Therapeutics Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$16,904	$22,635
Royalty and milestone receivable	—	2,500
Prepaid expenses	1,473	1,571
Other current assets	689	744
Total current assets	19,066	27,450
Property and equipment, net	895	1,462
Operating lease right-of-use asset	4,881	5,303
Total assets	$24,842	$34,215
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$3,984	$3,499
Accrued compensation	2,098	2,105
Current portion of long-term debt	—	2,000
Other current liabilities	1,142	1,102
Total current liabilities	7,224	8,706
Long-term debt	—	1,456
Operating lease liability	5,397	6,079
Total liabilities	12,621	16,241

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 19,468,180 and 6,466,294 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	61	48
Additional paid-in capital	235,607	223,962
Accumulated deficit	(223,447)	(206,036)
Total stockholders' equity	12,221	17,974
Total liabilities and stockholders' equity	$24,842	$34,215

Aptevo Therapeutics Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Year Ended December 31,
	2023	2022
Royalty revenue	$—	$3,114
Operating expenses:
Research and development	(17,107)	(17,882)
General and administrative	(11,771)	(13,873)
Loss from operations	(28,878)	(28,641)
Other income (expense):
Other income (expense) from continuing operations, net	578	(4,027)
Gain related to sale of non-financial asset	9,650	—
Gain on extinguishment of liability related to sale of royalties	—	37,182
Milestone income related to sale of royalties	—	2,500
Net (loss) income from continuing operations	(18,650)	7,014
Discontinued operations:
Income from discontinued operations	1,239	1,013
Net (loss) income	$(17,411)	$8,027

Net (loss) income per share:
Basic	$(1.42)	$1.57
Diluted	$(1.42)	$1.57
Shares used in calculation:
Basic	12,234,661	5,100,310
Diluted	12,234,661	5,102,914

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immuno-oncology therapies for the treatment of cancer. Aptevo is seeking to improve treatment outcomes for cancer patients. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, Aptevo’s expectations about the activity, efficacy, safety, tolerability and durability of its therapeutic candidates and potential use of any such candidates, including in combination with other drugs, as therapeutics for treatment of disease, its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, statements related to the progress of Aptevo’s clinical programs, including statements related to anticipated clinical and regulatory milestones such as Phase 1b/2 trial initiation for APVO436 in frontline, venetoclax naïve AML patients, whether further study of APVO436 in a Phase 1b dose optimization trial focusing on multiple doses of APVO436 in combination with venetoclax + azacitidine on a targeted patient population will continue to show clinical benefit, whether Aptevo’s final trial results will vary from its earlier assessment, the possibility and timing of interim data readouts for ALG.APV-527, statements related to Aptevo’s cash position and balance sheet, statements related to Aptevo’s ability to generate stockholder value, whether Aptevo will continue to have momentum in its business in the future, and any other statements containing the words “may,” “continue to,” “believes,” “knows,” “expects,” “optimism,” “potential,” “designed,” “promising,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; further assessment of preliminary or interim data or different results from later clinical trials; adverse events and unanticipated problems, adverse developments in clinical development, including unexpected safety issues observed during a clinical trial; and changes in regulatory, social, macroeconomic and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of preliminary or interim data and preclinical studies being predictive of the results of later-stage clinical trials, initiation, enrollment and maintenance of patients, and the completion of clinical trials, the availability and timing of data from ongoing clinical trials, the trial design includes combination therapies that may make it difficult to accurately ascertain the benefits of APVO436, expectations for the timing and steps required in the regulatory review process,

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expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners or raise funds on acceptable terms or at all and other matters that could affect the availability or commercial potential of Aptevo’s product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as COVID-19), geopolitical risks, including the current war between Russia and Ukraine and the rising conflict in the Middle East, and macroeconomic conditions such as economic uncertainty, rising inflation and interest rates, continued market volatility and decreased consumer confidence. These risks are not exhaustive, Aptevo faces known and unknown risks. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

CONTACT:
Miriam Weber Miller

Head, Investor Relations & Corporate Communications

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628

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